Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report Preliminary

Financial Results for the First Quarter 2009

Company to Present at the Barclays Capital Retail and Restaurant Conference on April 28th

Company to Release First Quarter 2009 Financial Results on May 4th

Syracuse, New York — (Businesswire) — April 22, 2009 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today reported preliminary financial results for the first quarter ended March 29, 2009. The Company also announced its participation at an upcoming investor conference and set a date for its first quarter 2009 earnings release and conference call.

Preliminary First Quarter 2009 Financial Results

Total revenues for the first quarter of 2009 were $201.3 million, an increase of 2.9% over the first quarter of 2008, with comparable restaurant sales increasing 5.1% at Burger King®, decreasing 1.6% at Taco Cabana® and decreasing 3.0% at Pollo Tropical®. Based upon first quarter 2009 revenues, the Company preliminarily anticipates net income for the first quarter of 2009 to be $4.5 million to $5.0 million, compared to $1.4 million in the first quarter of 2008, and diluted earnings per share to be $0.21 to $0.23 compared to $0.07 per diluted share in the year-ago period.

The Company indicated that operating margins have improved at all three of its brands due to a more favorable cost environment for commodities and utilities, and from the reduction or leveraging of a number of other costs. In addition, interest expense for the first quarter of 2009 was approximately $2.3 million lower than the first quarter of 2008 due to reductions in the Company’s indebtedness which occurred in 2008 and 2009, and from lower interest rates on its LIBOR-based borrowings. The Company has lowered its outstanding debt balances by $53.1 million since the end of the first quarter of 2008, including a reduction of $6.4 million in the first quarter of 2009 which brought total outstanding debt down to $309.7 million at March 29, 2009.

The Company will provide additional details regarding its first quarter 2009 results and revised annual guidance during its upcoming quarterly conference call, which is scheduled for May 4, 2009 (see below for further details).

During the first quarter of 2009, the Company opened one new Taco Cabana restaurant and one new Burger King restaurant (the latter being a relocation of a restaurant closed in 2008). It also closed one Pollo Tropical and two Taco Cabana restaurants.

Investor Conference Participation

The Company will present at the Barclays Capital Retail and Restaurant Conference at the Grand Hyatt Hotel in New York City on Tuesday, April 28, 2009 at 1:45 PM ET. The presentation will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

First Quarter 2009 Earnings Release and Conference Call

The Company also announced that it will release first quarter 2009 financial results on Monday, May 4, 2009 after the stock market closes. A conference call will follow at 4:30 PM ET and will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

Listeners may also access the call by dialing 877-941-6011 or 480-629-9772 for international callers. A replay of the call will be available until Monday, May 11, 2009, by dialing 800-406-7325 or 303-590-3030 for international callers; the password is 4064052.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 17 states as of March 29, 2009, and 29 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.